Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Mark Rosenbury
(712) 279-8756

Terra Industries Inc. Completes Acquisition

of Mississippi Chemical Corporation

Sioux City, Iowa (Dec. 21, 2004)—Terra Industries Inc. (NYSE: TRA) today announced that it has completed its acquisition of Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) pursuant to Mississippi Chemical’s second amended restated Plan of Reorganization, and that Mississippi Chemical has exited bankruptcy.

“This is an exciting day for Terra and Mississippi Chemical,” said Michael L. Bennett, Terra’s President and Chief Executive Officer. “The acquisition of Mississippi Chemical strengthens Terra’s asset base and positions the company for long-term sustainability and success. This transaction increases Terra’s feedstock sourcing from low-cost gas regions and expands Terra’s product sourcing and distribution capabilities beyond our existing North American and U.K. operations by diversifying our asset base in Trinidad and the U.S. The addition of Mississippi Chemical also strengthens Terra’s industrial nitrogen market position. We remain confident that this transaction will enhance Terra’s earnings power throughout the nitrogen market cycle and deliver significant value to our shareholders.

“We also welcome more than 200 Mississippi Chemical employees to Terra,” Bennett continued. “They are an experienced, dedicated group who we believe will be real assets to the company, and we look forward to integrating our two workforces.”

Overview of Terra Today

As a result of the acquisition, Terra owns through Mississippi Chemical a 50% interest in Point Lisas Nitrogen Limited in The Republic of Trinidad and Tobago. This facility has the capacity to produce annually 715,000 tons of ammonia from low-cost natural gas supplied under a contract with the National Gas Company of Trinidad and Tobago.

Terra now owns nitrogen manufacturing facilities in Yazoo City, Miss., and Donaldsonville, La., complementing its nitrogen production facilities in Sioux City, Iowa; Verdigris and Woodward, Okla.; Courtright, Ontario; and Billingham and Severnside, England. Production at the Donaldsonville facility is limited to one anhydrous ammonia plant that operates on a swing basis to take advantage of favorable relationships between natural gas costs and anhydrous ammonia prices.

Terra also now owns and operates a storage and distribution terminal in Donaldsonville—one of the northernmost points on the Mississippi River capable of receiving ocean-going nitrogen vessels, and a 50% interest in an ammonia terminal located near Houston, Texas.

Terra is now the leading U.S. producer of urea ammonium nitrate solutions (UAN), anhydrous ammonia (AA) and ammonium nitrate (AN), and the leading U.K. producer of AA and AN.

Including its 50% interest in the Point Lisas facility, Terra has the capacity to annually produce:

•	4.3 million tons of UAN, the most versatile nitrogen fertilizer in North America;

•	4.6 million tons of AA, the basic ingredient for most nitrogen fertilizers and many industrial products; and

•	1.8 million tons of AN, the nitrogen fertilizer preferred by most British farmers and a popular nitrogen fertilizer source in the southeastern U.S.

Of Terra’s 4.6 million tons of AA production capacity, 8% will rely on natural gas sources in Trinidad, 75% in North America and 17% in the U.K.

Spin-off of Mississippi Phosphates Corporation

Prior to the transaction’s completion and pursuant to Mississippi Chemical’s Plan of Reorganization, the equity of Mississippi Phosphates Corporation was transferred to certain unsecured creditors pursuant to the Plan of Reorganization.

Terra Industries Inc., with 2003 revenues of $1.4 billion, is a leading international producer of nitrogen products.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.